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                                                                   EXHIBIT 12-12

                           THE DETROIT EDISON COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                      Six
                                                     Months         Year Ended December 31
                                                     Ended     -------------------------------
                                                     6/30/98     1997         1996       1995
                                                    ---------  ---------   ---------  ---------
                                                                (Millions, except for ratio)
Net income                                          $    193   $    417    $    328   $    434
                                                    ---------  ---------   ---------  ---------
Taxes based on income:
 Current income taxes                                    144        308         224        221
 Deferred taxes - net                                      9         (6)         16         79
 Investment tax credit adjustments - net                  (7)       (14)        (15)       (17)
 Municipal and state                                       2          4           3          3
                                                    ---------  ---------   ---------  ---------
  Total taxes based on income                            148        292         228        286
                                                    ---------  ---------   ---------  ---------
Fixed charges:
 Interest on long-term debt                              126        262         275        275
 Amortization of debt discount, premium
  and expense                                              5         11          12         11
 Other interest                                            5          9           4         10
 Interest factor of rents                                 17         34          34         29
                                                    ---------  ---------   ---------  ---------
  Total fixed charges                                    153        316         325        325
                                                    ---------  ---------   ---------  ---------
Earnings before taxes based on income
 and fixed charges                                   $   494    $ 1,025     $   881    $ 1,045
                                                    =========  =========   =========  =========
Preferred stock dividends                            $     5    $    12     $    16    $    28
Dividends meeting requirement of
 IRC Section 247                                           2          4           4          4
Percent deductible for income tax purposes            40.00%     40.00%      40.00%     40.00%
Amount deductible                                          1          2           2          2
Amount not deductible                                      4         10          14         26
Ratio of pretax income to net income                    1.76       1.70        1.70       1.66
Dividend factor for amount not deductible                  7         17          24         43
Amount deductible                                          1          2           2          2
                                                    ---------  ---------   ---------  ---------
 Total preferred stock dividend factor                     8         19          26         45
 Total fixed charges                                     153        316         325        325
                                                    ---------  ---------   ---------  ---------
 Total fixed charges and preferred
  stock dividends                                    $   161    $   335     $   351    $   370
                                                    =========  =========   =========  =========
Ratio of earnings to fixed charges and
 preferred stock dividends                              3.07       3.06        2.51       2.82
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